PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	1

THIS PURCHASE AND SALE AGREEMENT (sometimes hereinafter referred to as the “Agreement”), dated and revised June 15, 2017, is entered into between Carolco Pictures, Inc., a Florida corporation, and Metropolitan Sound + Vision LLC (sometimes hereinafter referred to as “Metro”), a South Carolina corporation, and details the terms of the Purchase and Sale of S&G Holdings, Inc. d/b/a High Five Entertainment (“the Company” and “High Five”), a Tennessee corporation.

RECITALS

WHEREAS, Carolco Pictures, Inc. was incorporated under the laws of the State of Florida in February 2009 under the name York Entertainment, Inc., changed its name to Brick Top Productions, Inc. in October 2010, and changed its name from Brick Top Productions, Inc. to its current and active name Carolco Pictures, Inc. in January 2015 (collectively referred to herein as “Carolco”); and

WHEREAS, Carolco entered into a stock purchase agreement with Martin Fischer on December 24, 2013 pursuant to which Carolco acquired from Mr. Fischer seventy-five (75%) percent of the issued and outstanding stock of S&G Holdings, Inc., a Tennessee corporation doing business as High Five Entertainment, making the Company a majority owned and controlled subsidiary of Carolco; and

WHEREAS, Carolco enjoys majority and operational control of the Company, including the right to unilaterally sell or otherwise dispose of the Company and its assets on behalf of all its shareholders; and

WHEREAS, Carolco wishes to sell to Metro, and Metro wishes to purchase from Carolco, 100% of the authorized, issued and outstanding stock of the Company along with all of the assets of the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement have the meanings as specified in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, at law or in equity.

“Asset” means any real, physical or intellectual property or right that has monetary value that was owned by the Company at the time of Carolco’s sale of the Company to Metro.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Documents” means this Agreement and any supporting documents or exhibits required by, included with, or attached to, this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	2

“Exploitation” means the sale, lease, rental or other revenue-generating use by Metro of any real, physical or intellectual property or right that has monetary value that was owned by the Company at the time of Carolco’s sale of the Company to Metro.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds rights or interests granted by license from other Persons or Entities (“Licensed Intellectual Property”): trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, and all registrations and applications for registration of such trademarks including intent-to-use applications, issuances, extensions and renewals of such registrations and applications, internet domain names registered in any top-level domain by any authorized private registrar or Governmental Authority, original works of authorship in any medium of expression, whether or not published, all copyrights whether registered or unregistered and all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that” Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Metro to consummate the transactions contemplated hereby on a timely basis.

“Person” or “Entity” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other bodies.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	3

ARTICLE II

PURCHASE AND SALE

2.01. Purchase and Sale. Subject to the terms and conditions set forth herein, on or before July 1, 2017 Carolco shall sell and deliver to Metro, and Metro shall purchase and take delivery from Carolco 100% of the authorized capital stock and the issued and outstanding Common Stock, property and assets of the Company, free and clear of all Encumbrances except for those specifically agreed to in this Agreement, on the purchase terms specified in 2.02. Upon execution of this Agreement, the sale will be immediate, full, outright and irrevocable, and can only be changed under the circumstances described below under Article VI (below).

2.02. Purchase Price.

a. The purchase price (“Purchase Price”) shall be $600,000.

b. Simultaneous to Metro’s receipt of all elements detailed in 2.03, the purchase price shall be paid to Carolco by Metro as follows:

i. Initial Payment: Metro shall pay Carolco an initial payment of $10,000.

ii. Future Payments: At the end of each fiscal quarter, beginning at the end the Third Fiscal Quarter of 2017, Metro shall pay Carolco 5% of gross revenues collected during the quarter by Metro via the Exploitation of the Company’s assets, up to a lifetime maximum of $590,000, and shall provide documentation and accounting of all Exploitation to Carolco along with its quarterly payments. Metro shall make no payments in any quarter in which no revenues are collected from the Exploitation of the Company’s assets

2.03. Final Purchase and Sale. Subject to the terms and conditions of this Agreement, the final purchase and sale shall take place as follows:

a. This Agreement shall be executed by Metro and Carolco on or before June 15, 2017. Upon execution of this Agreement, the purchase and sale will be immediate, full, outright and irrevocable, except under the specific circumstances described under Article VI (below).

b. Simultaneous to receipt of the elements detailed in 2.03.c. (below), Metro shall deliver to Carolco the Initial Payment of the Purchase Price in immediately available funds.

c. In Nashville, Tennessee on dates to be mutually agreed upon, but in no case later than July 1, 2017, Carolco shall deliver to Metro the following:

i. All Documents specified within this Agreement;

ii. Stock certificates evidencing 100% of the Company’s shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	4

iii. All approvals, consents, releases and waivers required by Metro including but not limited to a written Company resolution authorizing the sale of the Company, and such other documents or instruments as Metro may reasonably request to consummate the transactions contemplated by this Agreement.

iv. A good standing certificate or certificate of existence for the Company from the State of Tennessee or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

v. A fully-executed copy of the Waiver and Release attached below as Exhibit A (attached);

vi. Copies of documents, receipts and cancelled checks which document Carolco’s payment, satisfaction and settlement of the following debts, obligations or liabilities of the Company:

1. Debt, obligation or liability of the Company to its former landlord Colliers International, which the parties hereby agree shall be paid and/or settled prior to July 31, 2017;

2. Debt, obligation or liability of the Company to the State of Tennessee;

3. The debt, obligation or liability of the Company to Martin Fischer is hereby agreed by both Metro and Carolco to have been fully and irrevocably settled and resolved by the Mutual Release executed by Fischer and Carolco and attached to this Agreement as Exhibit B;

4. Debts, obligations or liabilities of the Company to any other vendors, suppliers, individuals or entities.

vii. (deleted)

viii. A certificate of tax compliance for the Company from the State of Tennessee.

ix. All of the property and assets of the Company, accompanied by a full and complete inventory attached to and made part of a Bill of Sale evidencing the transfer of all property and assets of the Company to Metro, such delivery to include but not be limited to:

1. All High Five name(s), logo(s) and trademark(s) used from 1982-2017;

2. All extant High Five records, files, artwork and literary, financial and creative archives accumulated from 1982-2017;

3. All extant High Five physical property and assets, furnishings and equipment acquired from 1982-2017;

4. All High Five ownership interests, partnerships, contractual participations and royalties in projects, properties or concepts owned or controlled by both High Five and third parties, entered into from 1982-2017; and all contracts and proceeds from such contracts that currently exist between High Five and third parties;

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	5

5. All intellectual property owned by the Company, including but not limited to literary, creative and copyright assets and properties amassed from 1982-2017;

6. All elements pertaining to High Five’s online presence, including but not limited to its social media sites and pages, domain name(s), online pages and designs, email servers or programs, and underlying work product and files used to create and maintain its online presence, web pages and other social media and email accounts; the contact information for designers, programmers, server companies or other entities or individuals who work on or otherwise maintain and operate the Company’s online presences; and all security access codes, passwords and documentation required to access all the Company’s online accounts;

7. Bank account records, information, charge cards, checkbooks and other materials related to the Company’s banking operations;

8. Insurance records, policies, documents and other materials and documents related to the Company’s insurance coverage and broker relationships;

9. The addresses, keys and/or access codes to storage facilities where the Company’s property and assets are held;

10. Carolco will also provide such personnel or documentation as is required to remove the Company’s former officers and replace them with representatives of Metro on the Company’s bank accounts, storage facilities, telephone and internet accounts, insurance policies and any other accounts.

2.04 Taxes Deducted From Payments. Metro shall be entitled to deduct from the Purchase Price all Taxes that Carolco and the Company owes to any state or Federal entity as relates to the assets, if any, either as currently due or past due. The parties agree that all such deducted amounts shall be treated as delivered to Carolco hereunder as Future Payments under 2.02.b.ii.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CAROLCO

Carolco represents and warrants to Metro that the statements contained in this Article III are true and correct as of the date hereof.

3.01 Organization and Authority of Carolco. Carolco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Carolco has full power and authority to enter into both this Agreement and other Documents to which Carolco is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Carolco, and assuming due authorization and execution by Metro, this Agreement constitutes a legal, valid and binding obligation of Carolco enforceable against Carolco in accordance with its terms.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	6

3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the sale.

3.01 Capitalization.

a. The authorized capital stock of the Company consists of 5,000 shares of common stock, no par value (“Common Stock”), of which 1,200 shares are issued and outstanding. All of the issued and outstanding Common Stock has been duly authorized, is validly issued, fully paid and non-assessable, and is owned of record and beneficially by Carolco, Martin Fischer, Nic Dugger, and Dale Jensen. The shares are free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Metro shall own 100% of all the authorized capital stock of the Company, issued and unissued, free and clear of all Encumbrances.

b. All of the issued and outstanding Common Stock was issued in compliance with applicable Laws. None of the issued and outstanding Common Stock was issued in violation of any agreement, arrangement or commitment to which Carolco or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

c. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Carolco or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding and has not authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares.

3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person or Entity. The Company is doing business as High Five Entertainment.

3.05 No Conflicts; Consents. The execution, delivery and performance by Carolco of this Agreement and the other specified Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Carolco or the Company; (c) require the consent, notice or other action by any Person or Entity under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, sterminate, modify or cancel any Contract to which Carolco or the Company is a party or by which Carolco or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Carolco or the Company in connection with the execution and delivery of this Agreement and the other specified Documents and the consummation of the transactions contemplated hereby and thereby.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	7

3.06 Financial Statements. In addition to the deliverable items detailed in 2.03.c. (above), complete copies of the Company’s financial statements consisting of the balance sheet of the Company and the related statements of income and retained earnings, stockholders’ equity and cash flow as at December 31, 2016 (the “Financial Statements”), and financial statements consisting of the balance sheet of the Company and the related statements of income and retained earnings, stockholders’ equity and cash flow as at July 1, 2017, (the “Interim Financial Statements” and together with the Financial Statements, the “Financial Statements”) will be delivered to Metro. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2016, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of July 1, 2017, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.07 Disclosed Liabilities. Carolco warrants and represents that the Company has no other liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except for the following, which Metro and Carolco hereby agree will be disposed of prior to July 1, 2017 as indicated:

a. An amount of $33,334 which as of the date of this Agreement is due and payable to the Company’s former landlord Colliers International. Carolco will pay or settle this debt prior to July 31, 2017 and provide documentation to Metro as detailed in 2.03.c.vi. (above).

b. An amount of $6,591 which as of the date of this Agreement is due and payable to the State of Tennessee. Carolco will pay or settle this debt prior to July 1, 2017 and provide documentation to Metro as detailed in 2.03.c.vi. (above).

c. An amount of $39,656 which as of the date of this Agreement is due and payable to Martin Fischer has been fully and irrevocably settled and resolved by the Mutual Release executed by Fischer and Carolco and attached to this Agreement as Exhibit B.

d. The Company presently has a Line of Credit in amount of $75,000, which as of the date of this Agreement is due and payable to SunTrust Bank. SunTrust has agreed that this debt will remain with the Company and will be transferred to Metro along with the Company’s stock, property and assets.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	8

e. A Promissory Note was executed by the Company and Carolco on July 26, 2016 for the amount of $25,000, which amount was received by the Company on July 27, 2016. The Company repaid $10,000 on September 1, 2016 and $10,000 on October 21, 2106, leaving a balance of $5,000 as of December 31, 2017. For good and valuable consideration, Carolco hereby warrants, represents and agrees that this balance has been fully satisfied and that neither Metro nor the Company owes anything further to Carolco regarding the Promissory Note.

3.08 Undisclosed Liabilities. If any additional liabilities, obligations or commitments of any nature except Tax Liabilities are asserted or unasserted, known or unknown, absolute or contingent, disclosed or undisclosed, accrued or unaccrued, matured or unmatured, or otherwise, and brought to Metro’s attention, Carolco agrees to pay them immediately when presented with documentation of such undisclosed liability, either (i) in cash or (ii) in a reduction of its Initial Payment or Future Payments at the rate of the actual liability plus a 10%. However, if payments, penalties and/or fees resulting from undisclosed Tax Liabilities are levied upon the Company, upon presentation of documentation of Metro shall have the right to deduct such payments, penalties and/or fees from the Purchase Price and such amounts shall be treated as delivered to Carolco hereunder as Future Payments under 2.02.b.ii.

3.09 Absence of Certain Changes, Events and Conditions. With respect to the Company, since the Balance Sheet Date there has not been any:

a. Event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

b. Issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

c. Declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

d. Material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

e. Entry into any Contract that would constitute a Material Contract;

f. Incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

g. Transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

h. Transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

i. Acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	9

j. Imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

k. Action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Metro in respect of any Post-Sale Tax Period; or

l. Any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.10 Title to Assets and Property. The Company has good and valid title to all its property and other assets as presented in the full and complete inventory required under 2.03.c.ix. (above), and warrants that all such properties and assets are free and clear of Encumbrances except for those listed under 3.07 (above).

3.11 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.12 Insurance. Carolco will provide to Metro a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company, if any, or by Carolco or its Affiliates on behalf of the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively the “Insurance Policies”). The Insurance Policies, if any, are of the type and in the amounts customarily carried by entities conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.13 Legal Proceedings. Carolco warrants and represents that:

a. There are no Actions pending or threatened against or by the Company affecting any of its properties or assets (or by or against Carolco or any Affiliate thereof and relating to the Company), except for a suit filed in Davidson County General Sessions Court by Colliers International seeking lease payments for the Company’s former offices at the St. Cloud building, which Carolco has herein agreed to settle prior to July 31, 2017. See 3.07.a and 2.03.c (above).

b. There are no Actions pending or threatened against or by the Company, Carolco or any Affiliate of Carolco that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Further, to Carolco’s knowledge, no event has occurred and no other circumstances exist that may give rise to, or serve as a basis for, any other Action against the Company.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	10

c. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

3.14 Compliance With Laws. To Carolco’s knowledge, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, and is currently and has been in compliance with all Environmental Laws and has not, and Carolco has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date of this Agreement.

3.15 Employment Matters. Carolco warrants and represents that, as of the date hereof, the Company is presently inactive, has no employees, is not hiring, is not party to any employment or services agreements with any independent contractors, and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation of any kind to any Person or Entity, including wages, commissions, bonuses, pensions, benefits, deferred or retirement compensation, profit-sharing, incentives, performance awards, phantom equity, stock or stock-based, change in control, retention, severances, vacations, paid time off, fringe-benefits and other similar agreements, plans, policies, programs or arrangements. With the exception of Martin Fischer, any sums due and payable prior to the date hereof to employees, independent contractors, consultants and any other Persons or Entities have been paid in full.

3.16 Taxes. Carolco warrants and represents:

a. All Tax Returns required to be filed by the Company for 2014, 2015 and 2016 have either been filed or are in progress and will be filed before December 31, 2017 by Carolco. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return), have been, or will be, timely paid.

b. The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

c. No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

d. The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

3.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Document based upon arrangements made by or on behalf of either Carolco or Metro.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	11

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF METRO

Metro represents and warrants to Carolco that the statements contained in this Article IV are true and correct as of the date hereof.

4.01 Organization and Authority of Metro. Metro is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina. Metro has full power and authority to enter into both this Agreement and other specified Documents to which Metro is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Metro, and assuming due authorization and execution by Carolco, this Agreement constitutes a legal, valid and binding obligation of Metro enforceable against Metro in accordance with its terms.

4.02 No Conflicts; Consents. The execution, delivery and performance by Metro of this Agreement and other specified Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Metro; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Metro; or (c) require the consent, notice or other action by any Person under any Contract to which Metro is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Metro in connection with the execution and delivery of this Agreement and other specified Documents Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

ARTICLE V

COVENANTS AND INDEMNIFICATION

5.01 Further Assurances. Following the sale, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.02 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the sale and shall remain in full force and effect indefinitely except where limited by applicable statutes of limitations under Law. All covenants and agreements of the parties contained herein shall survive the sale indefinitely or for any period which is explicitly specified therein.

5.03 Indemnification By Carolco. Subject to the other terms and conditions of this Article V, Carolco shall indemnify and defend each of Metro and its Affiliates (including the Company) and their respective Representatives (collectively, the “Metro Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Metro Indemnitees based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of Carolco contained in this Agreement or in any certificate or instrument delivered by or on behalf of Carolco pursuant to this Agreement; or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Carolco pursuant to this Agreement.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	12

5.04 Indemnification By Metro. Subject to the other terms and conditions of this Article VI, Metro shall indemnify and defend each of Carolco and its Affiliates and their respective Representatives (collectively, the “Carolco Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Carolco Indemnitees based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of Metro contained in this Agreement or in any certificate or instrument delivered by or on behalf of Metro pursuant to this Agreement; or any breach or non-fulfillment of any covenant and agreement to be performed by Metro pursuant to this Agreement.

ARTICLE VI

CAROLCO’S RIGHT TO REPURCHASE

6.01 Mechanism For Carolco To Repurchase The Company. Metro shall use its best professional efforts to generate revenue from the Exploitation of the Company’s assets, a portion of which shall be paid to Carolco as specified in 2.02.b. (above). If Carolco has not received from Metro before July 1, 2022 a total of 35% of the lifetime maximum purchase price specified in 2.02.b.ii. (above), Carolco shall have the right to repurchase the stock and assets of the Company from Metro for $10,000. However, if Carolco receives from Metro before July 1, 2022 a total of 35% of the lifetime maximum purchase price defined in 2.02.b.ii. (above), Carolco shall have no further right to repurchase the stock and assets of the Company, but will continue to receive from Metro on a quarterly basis 5% of gross revenues generated by Metro’s exploitation of the Company’s assets until Carolco has received the lifetime maximum purchase price defined in 2.02.b.ii. (above).

ARTICLE VII

MISCELLANEOUS

7.01 Acknowledgement of Risk. The finance, production and distribution of filmed and televised entertainment is highly speculative, very competitive and involves a substantial degree of risk. The major risks involved in any film or television venture are those of the marketplace. Production costs are generally significant, distribution and playtime is uncertain, and audience response is unpredictable. Many films and television productions do not generate net profits. Metro and its production and financial partners have developed a plan they believe will minimize such risk and permit the exploitation of the Company’s assets. However, the risk remains that any given effort in this area may not produce enough revenues to cover the costs of development, production and distribution. An additional investment risk associated with the type of film and television production Metro will undertake is that of delayed return. Although Metro is optimistic about its plans, there is no way to accurately predict how long it will take to monetize the Company’s assets. Therefore, Carolco may not see an immediate flow of their portion of the revenue Metro hopes to generate.

7.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	13

7.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); or (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses:

If to Carolco:	Alexander Bafer
Chairman Of The Board and CEO, Carolco Pictures, Inc.
5550 Glades Road, Suite 500, Boca Raton FL 33431
C (561) 504-4806 / abafer@carolcopictures.com

If to Metro:	Bud Schaetzle
President/CEO, Metropolitan Sound + Vision LLC
737 Ingram Street, Sumter SC 29150
T (818) 434-3366 / budschaetzle@mac.com

7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.05 Entire Agreement. This Agreement along with its Exhibits constitutes the sole and entire agreement between the parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement and its Exhibits may only be amended, modified, or supplemented in writing signed by each party.

7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Either party may assign its rights and obligations hereunder without the consent of the other party, but such assigning party must contractually secure from such successors and assigns the performance of and adherence to the rights and obligations specified hereunder.

7.07 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.08 Force Majeure. If because of fire, earthquake, labor dispute or strike, act of God or public enemy, any municipal ordinance, any state or federal law, governmental order or regulation, or other cause beyond Metro’s control, Metro is prevented from or hampered in the performance of its obligations under this Agreement, or because of any other cause or occurrence not within Metro’s control, including but not limited to the death, illness or incapacity of its principal Bud Schaetzle, the performance of Metro’s performance and/or normal business operations are hampered, interrupted or interfered with (“Metro Disability”), then Metro may postpone or suspend its operations and the running of time hereunder for such time as the Metro Disability continues up to a maximum of one year from the initial cause or occurrence, and such suspension shall end upon the cessation of the cause of it. If after one year the Disability is deemed to be permanent, Metro will appoint successors and assigns to fulfill its obligations under this Agreement.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	14

7.09 Carolco Default. If Carolco fails or refuses to deliver to Metro the assets, properties and documents specified herein within the respective periods specified, or if Carolco otherwise fails or refuses to perform or comply with any of the terms or conditions hereof (“Carolco Default”), then Metro shall notify Carolco specifying the nature of the Default and Carolco shall have a period of 72 hours after receiving such notice to cure the Carolco Default. If the Carolco Default is not cured within said period, Metro may suspend the Agreement and the running of time of the Agreement hereunder as long as the Carolco Default shall continue.

7.10 Metro Default. If Metro fails or refuses to make payments to Carolco as specified herein, or if Metro otherwise fails or refuses to perform or comply with any of the terms or conditions hereof (“Metro Default”), then Carolco shall notify Metro specifying the nature of the Metro Default and Metro shall have a period of thirty (30) days after receiving such notice to cure the Metro Default. If the Metro Default is not cured within said period, Carolco may, as applicable, pursue resolution under Article VI (above) or 7.13 (below).

7.11 Publicity Restrictions. Unless first approved in writing by Metro, Carolco shall not by any means make any public comment in any forum or circulate, publish, or otherwise disseminate any press releases, news stories, articles or other publicity containing reference to Metro, the sale, the subject matter of this Agreement or Metro’s acquisition of the Company, except to the extent required on Form 8K pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934, nor shall Carolco willingly permit any infringement upon the exclusive publicity rights enjoyed by Metro.

7.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

7.13 Agreement to Arbitrate. In the event of a dispute:

a. Carolco and Metro irrevocably and unconditionally waive their respective rights to pursue resolution via any form of law suit, or by the filing of any other action or proceeding in any court, and instead agree to seek resolution for any disputes via arbitration in the State of South Carolina. Thus, any controversy, issue or claim arising out of or related to this Agreement and to any part of it, including, but not limited to this paragraph on arbitration, and to the performance, breach, interpretation or enforceability hereof, and all claims for rescission of this Agreement or any part of this Agreement, shall be settled by arbitration.

b. Such arbitration shall be held in the city of Charleston, South Carolina unless otherwise agreed by the parties in writing, and shall be heard and settled according to the rules of the American Arbitration Association.

c. In the event of a dispute, Metro and Carolco will each contribute the names of three state-certified arbitrators. The six names will be compiled into a master list, and each party may strike up to two names from the list. The remaining names will be put into a hat, and following a coin toss, either Carolco and Metro will randomly draw one name, which shall determine which arbitrator will be used.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	15

d. The arbitrator may make any order, decision, determination or award which he deems just and equitable and within the scope of the agreement of the parties, including, but not limited to, requiring any party to perform any of its obligations or undertakings. The arbitrator may also make any interim order, decision, determinations, or award he deems necessary to preserve the status quo until he can render a final order, decision, determination or award.

e. Any final or interim order, decision, determination or award made by the arbitrator shall be conclusive and binding upon the parties and judgment upon any such order, decision, determination or award may be enforced and entered in any court having jurisdiction thereof.

f. Irrespective of the outcome of the arbitration, the parties agree to equally share the cost of the arbitrator and any specific court costs, but each party shall remain responsible for its own expenses, including but not limited to attorney’s fees, travel and other expenses.

7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

For CAROLCO PICTURES, INC:

/s/ Alexander Bafer
Alexander Bafer
Chairman Of The Board/CEO
Carolco Pictures, Inc.

For METROPOLITAN SOUND + VISION LLC:

/s/ Bud Schaetzle
Bud Schaetzle
President/CEO
Metropolitan Sound + Vision LLC

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	16

EXHIBIT A

WAIVER AND RELEASE

THIS WAIVER AND RELEASE, dated June 15, 2017, is hereby attached to and made part of the Purchase and Sale Agreement (hereinafter sometimes referred to as the “Agreement”) between Carolco Pictures, Inc., a Florida corporation (“Carolco”), and Metropolitan Sound + Vision LLC, a South Carolina corporation (“Metro”), dated June 15, 2017.

WHEREAS, Carolco and Metro have executed the Purchase and Sale Agreement regarding the Purchase and Sale of S & G Holdings, Inc. d/b/a High Five Entertainment (“the Company” and “High Five”), a Tennessee corporation,

WHEREAS, Carolco and Metro have agreed to insulate and protect Metro from any extant or future liabilities and from involvement in any legal issues which may exist or arise between and among S & G Holdings d/b/a High Five Entertainment (“the Company”), Brick Top Productions (“Brick Top”) and Carolco Pictures, Inc. (“Carolco”), and/or any other interested parties and/or individuals,

NOW, THEREFORE, Carolco hereby issues a binding, unconditional and irrevocable blanket Waiver and Release (a) to Metro and to Metro’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators, and (b) upon the execution by Martin Fischer and Carolco of Exhibit B (attached), to the Company and to the Company’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators, such Waiver and Release shall remain in force in perpetuity and shall cover but not be limited to:

1. Any claims of any kind whatsoever by the Company, Brick Top and Carolco and their successors or assigns, other than specific contractual claims between the signatory parties to the Purchase and Sale Agreement, which must be resolved per the terms specified in 7.13 of the Agreement;

2. Any claims of any kind whatsoever by any of the Company’s, Brick Top’s and Carolco’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators or their successors or assigns, and

IN WITNESS WHEREOF, Carolco hereto has caused this Waiver and Release to be executed as of the date first written above by its duly authorized officer:

For CAROLCO PICTURES, INC

/s/ Alexander Bafer
Alexander Bafer
Chairman Of The Board/CEO
Carolco Pictures, Inc.

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	17

EXHIBIT B

SETTLEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AND MUTUAL RELEASE, dated June 15, 2017, is between Martin Fischer (“Fischer”) and Carolco Pictures, Inc. (“Carolco”), and is hereby attached to and made part of the Purchase and Sale Agreement (the “Agreement”) between Carolco Pictures, Inc., a Florida corporation (“Carolco”), and Metropolitan Sound + Vision LLC, a South Carolina corporation (“Metro”), dated June 15, 2017.

WHEREAS, Carolco and Metro have executed the Agreement regarding the Purchase and Sale of S & G Holdings, Inc. d/b/a High Five Entertainment (“the Company” and “High Five”), a Tennessee corporation,

WHEREAS, Carolco and Metro hereby agree that the settlement of all outstanding issues which may exist, derive or arise between and among the Company’s former president and current stockholder Martin Fischer and Carolco is in the best interests of Carolco, Metro, the Company and Fischer,

WHEREAS, Carolco and Fischer hereby agree to amicably settle all outstanding employment, financial and legal issues which may exist, derive or arise from Fischer’s time as President of the Company,

WHEREAS, Carolco, the Company and Fischer entered into an Employment Agreement on December 24, 2013 and Carolco terminated that Employment Agreement on April 21, 2017, the parties hereby agree that all terms of the Employment Agreement were met and performed satisfactorily by each of Carolco, the Company and Fischer, and that no party has any cause of action against any other party for any issue arising from the Employment Agreement or any party’s performance thereunder at any time before, during or after the period of time which the Employment Agreement was in force, and that the parties hereby individually and collectively hereby waive any rights to any actions at law against any other party for any reason,

WHEREAS, Fischer warrants and represents that the Company has no outstanding debts, liabilities, obligations, liens or other encumbrances beyond those specified in the Agreement,

WHEREAS, Fischer hereby releases Carolco and the Company from any obligation to pay him any purportedly unpaid salary, commissions and/or benefits of any kind, whatsoever,

WHEREAS, for good and valuable consideration Fischer will sign over the ownership of his common stock, representing a 10% stake in the Company, to Carolco upon execution of this Exhibit,

WHEREAS, Fischer agrees to (a) assist Metro in the accounting, inventorying, storage and shipping of the Company’s assets to Metro, and (b) assist Carolco in its preparation and completion of any of the Company’s unfiled Tax Returns,

NOW, THEREFORE, Carolco and Fischer hereby agree that all issues between them are now settled, with neither party obliged to the other for anything other than that which is specified herein; and that Carolco hereby issues a binding, unconditional and irrevocable blanket Waiver and Release (a) to Martin Fischer personally, (b) to the Company and to the Company’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators, and (c) to Metro and to Metro’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators, such Waiver and Release shall remain in force in perpetuity and shall cover but not be limited to:

FINAL

PURCHASE AND SALE AGREEMENT CAROLCO PICTURES, INC. –w– METROPOLITAN SOUND + VISION LLC	18

1. Any claims of any kind whatsoever by the Company, Brick Top and Carolco and their successors and assigns other than specific contractual claims between the signatory parties to the Purchase and Sale Agreement, which must be resolved per the terms specified in 7.13 of the Agreement, provided, however that if any of Fischer’s attestations regarding any outstanding debts, liabilities, obligations, liens or other encumbrances beyond those specified in the Agreement are shown to be incomplete, false or incorrect and directly result in Metro seeking in writing to collect any sums of money from Brick Top, Carolco and/or their successors and assigns based upon such attestations, Brick Top, Carolco and/or their successors and assigns may seek a judgment from Fischer in the amount Metro seeks to collect from them.

2. Any claims of any kind whatsoever by any of the Company’s, Brick Top’s and Carolco’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators or their successors or assigns, and

IN WITNESS WHEREOF, Carolco and Fischer hereto have caused this Waiver and Release to be executed as of the date first written above by its duly authorized officer:

For CAROLCO PICTURES, INC:

/s/ Alexander Bafer
Alexander Bafer
Chairman Of The Board/CEO
Carolco Pictures, Inc.

For MARTIN FISCHER:

/s/ Martin Fischer
Martin Fischer

FINAL